HOLLYWOOD PRODUCTIONS, INC.
                         14 East 60th Street, Suite 402
                            New York, New York 10022

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         To Be Held on November 10, 1998

To the Shareholders of HOLLYWOOD PRODUCTIONS, INC.

         NOTICE IS HEREBY GIVEN that an Annual Meeting of Shareholders of Hollywood Productions, Inc. (the ?Company?) will be held at the Company's offices located at 14 East 60th Street, Suite 402, New York, New York, on November 10, 1998, at 10:00 a.m. EST, for the following purposes:

     1. To elect four (4) Directors to the Company's Board of Directors to hold office for a period of one year or until their successors are duly elected and qualified;

     2. To vote on the proposal to authorize the offering of up to one million shares of the Company's Common Stock in a private placement;

     3. To vote on the proposal to authorize the Company's subsidiary, Breaking Waves, Inc. ("BWI") to purchase of up to one million four hundred thousand shares of Play Co.Toys & Entertainment Corp.?s common stock pursuant to the terms of the purchase option included in the sales agreement between the companies;

     4. To transact such other business as properly may be brought before the meeting or any adjournment thereof.

     The close of business on September 28, 1998 has been fixed as the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting and any adjournment thereof.

     You are cordially invited to attend the meeting. Whether or not you plan to attend, please complete, date, and sign the accompanying proxy, and return it promptly in the enclosed envelope to assure that your shares are represented at the meeting. If you do attend, you may revoke any prior proxy and vote your shares in person if you wish to do so. Any prior proxy automatically will be revoked if you execute the accompanying proxy or if you notify the Secretary of the Company, in writing, prior to the Annual Meeting of Shareholders.

                                              By order of the Board of Directors

                                                       Robert DiMilia, Secretary
Dated: October 21, 1998

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, AND SIGN THE ENCLOSED PROXY, AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

                           HOLLYWOOD PRODUCTIONS, INC.
                         14 East 60th Street, Suite 402
                            New York, New York 10022


                                 PROXY STATEMENT

                                       FOR

                         Annual Meeting of Stockholders
                         To Be Held on November 10, 1998

         This proxy statement and the accompanying form of proxy were mailed on October 21, 1998 to the stockholders of record as of September 28, 1998 of Hollywood Productions, Inc., a Delaware corporation (the ?Company?), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting to be held on November 10, 1998 and at any adjournment thereof.

                SOLICITATION, VOTING AND REVOCABILITY OF PROXIES

         Shares of the Company's Common Stock, par value $.001 per share (the ?Common Stock?), represented by an effective proxy in the accompanying form will, unless contrary instructions are specified in the proxy, be voted FOR the proposals (i) to elect four (4) Directors to the Company's Board of Directors to hold office for a period of one year or until their successors are duly elected and qualified; (ii) to authorize the offering of up to one million shares of the Company's Common Stock in a private placement; and (iii) to authorize the Company's subsidiary, BWI to purchase of up to one million four hundred thousand shares of Play Co. Toys & Entertainment Corp.?s common stock pursuant to the terms of the purchase option included in the sales agreement between the companies.

         Any such proxy may be revoked at any time before it is voted. A stockholder may revoke this proxy (i) by notifying the Secretary of the Company, either in writing prior to the Annual Meeting or in person at the Annual Meeting; (ii) by submitting a proxy bearing a later date; or (iii) by voting in person at the Annual Meeting. An affirmative vote of a plurality of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote thereon is required to elect the Directors. A stockholder voting through a proxy who abstains with respect to the election of Directors is considered to be present and entitled to vote on the election of Directors at the meeting, and his abstention is, in effect, a negative vote; however, a stockholder (including a broker) who does not give authority to a proxy to vote or who withholds authority to vote on the election of Directors shall not be considered present and entitled to vote on the election of Directors. A stockholder voting through a proxy who abstains with respect to approval of any other matter to come before the meeting is considered to be present and entitled to vote on that matter, and his abstention is, in effect, a negative vote; however, a stockholder (including a broker) who does not give authority to a proxy to vote or who withholds authority to vote on any such matter shall not be considered present and entitled to vote thereon.

         The Company will bear the cost of the solicitation of proxies by the Board of Directors. The Board of Directors may use the services of its Executive Officers and certain Directors to solicit proxies from stockholders in person and by mail, telegram, and telephone. Arrangements may also be made with brokers, fiduciaries, custodians, and nominees to send proxies, proxy statements, and other material to the beneficial owners of the Common Stock held of record by such persons, and the Company may reimburse same for reasonable out-of-pocket expenses incurred by same in so doing.

         The Company?s annual report on Form 10-KSB for the fiscal year ended December 31, 1997 and quarterly report on Form 10-QSB for the quarter ended June 30, 1998 accompany this proxy statement and are incorporated herein by reference.

         The principal executive offices of the Company are located at 14 East 60th Street, Suite 402, New York, New York 10022; the Company's telephone number is (212) 688-9223.

Independent Public Accountants

         The Board of Directors of the Company has not selected its auditors for the year ended December 31, 1998. On September 9, 1998, the Securities and Exchange Commission ("SEC"), pursuant to an investigation regarding Steven Scarano, and allegations that he violated certain provisions of the Securities Act of 1933, as amended and Securities Exchange Act of 1934, as amended, accepted a settlement offer from Mr. Scarano. The settlement denies Mr. Scarano the privilege of appearing or practicing before the SEC as an accountant, with the right to apply for reinstatement after two years and requires the payment of a fine. Mr. Scarano was the sole stockholder of Scarano & Tomaro, P.C. a professional corporation, which was the Company's auditor for the year ended December 31, 1997. The Company is currently evaluating the situation and seeking to engage an alternate firm to be its auditor.

         Shareholders shall not be asked to approve any selection made by the Company because such approval is not required. The audit services for which the Company is seeking a new firm shall consist of the examination of financial statements, services relative to filings with the Securities and Exchange Commission, and consultation in regard to various accounting matters. In the event that a new firm is engage by the meeting date, the Company shall request that a representative of said firm be present at the meeting.

                   VOTING SECURITIES AND SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The securities entitled to vote at the meeting are the Company?s Common Stock, par value $.001 per share. The presence, in person or by proxy, of a majority of shares entitled to vote will constitute a quorum for the meeting. Each share of Common Stock entitles its holder to one vote on each matter submitted to the stockholders. The close of business on September 28, 1998 has been fixed as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting and any adjournment thereof. At that date, 2,686,944 shares of Common Stock were outstanding. Voting of the shares of Common Stock is on a non-cumulative basis.

         The following table sets forth information as of September 28, 1998 with respect to the beneficial ownership of shares of Common Stock by (i) each person (including any ?group? as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) known by the Company to be the owner of more than 5% of the outstanding shares of Common Stock; (ii) each Director; and (iii) all Officers and Directors as a group. Except to the extent indicated in the footnotes to the following table, each of the individuals listed below possesses sole voting power with respect to the shares of Common Stock listed opposite his name.


Name and Address                             Amount and Nature
Of Beneficial Owner                          Of Beneficial Ownership (1)               Percent of Class (1)(2)
-------------------                          -----------------------                   ----------------


European Ventures Corp. (3)(4) P.O. Box 47                   980,350                                  36.5%
Road Town, Tortolla, British Virgin Islands

Harold Rashbaum  (3)(5)                                       33,333                                  1.2%
c/o Hollywood Productions, Inc.
14 East 60th Street, Suite 402
New York, New York  10022

Robert DiMilia (5)                                            16,666                                    *
c/o Hollywood Productions, Inc.
14 East 60th Street, Suite 402
New York, New York  10022

Alain A. Le Guillou, M.D. (3)                                   --                                     --
c/o Hollywood Productions, Inc.
14 East 60th Street, Suite 402
New York, New York  10022

Jim Frakes                                                      --                                     --
c/o Hollywood Productions, Inc.
14 East 60th Street, Suite 402
New York, New York  10022

All Officers and Directors (4 as a Group) (4)(6)(7)           49,999                                  1.8%



* Less then 1%.

(footnotes from previous page)

     (1) Unless otherwise noted, all shares shown are held by individuals or entities possessing sole voting and investment power with respect to such shares. Shares not outstanding but deemed beneficially owned by virtue of the right of a person to acquire them within 60 days, whether by the exercise of options or warrants, are deemed outstanding in determining the number of shares beneficially owned by such person or group. Does not include shares of Common Stock issuable upon exercise of the outstanding Warrants, exercisable at $9.00 per share or the issuance of 83,333 shares of Common Stock reserved for issuance under the Company's 1995 Senior Management Incentive Plan, except for the 49,999 shares underlying options granted pursuant thereto.

     (2) The ?Percent of Outstanding Shares Owned? is calculated by dividing the ?Number of Shares Beneficially Owned? by the sum of (i) the total outstanding shares of Common Stock of the Company and (ii) the number of shares of Common Stock that such person has the right to acquire within 60 days, whether by exercise of options or warrants. The ?Percent of Outstanding Shares Owned? does not reflect shares beneficially owned by virtue of the right of any person, other than the person named (and affiliates of such person), to acquire them within 60 days, whether by exercise of options or warrants.

     (3) Harold Rashbaum is the father-in-law of both Ilan Arbel (the sole officer and director of European Ventures Corp.) and Alain Le Guillou. In May 1998, Mr. Arbel and unaffiliated company, without admitting or denying allegations made by the Securities and Exchange Commission (the ?Commission?) in connection with a 1993 stock transaction, consented to (i) permanent injunctions against violating Sections 5(a) and 5(c) of the Securities Act of 1993 (the ?Act?) and Sections 13(d) and 16(a) of the Exchange Act and Rules 13d-1, 16a-2, and 16a-3 thereunder; and (ii) a joint and several disgorgement obligation of $218,118 plus prejudgment interest. In addition, Mr. Arbel consented to pay a penalty of $100,000 pursuant to Sections 20(d) of the Act and 21(d)(3) of the Exchange Act.

     (4) Does not include 2,400 shares of Common Stock issuable on exercise of the warrants, which are currently far out of the money.

     (5) Constitutes shares of Common Stock issuable upon the exercise of a vested option granted pursuant to the Company?s Senior Management Incentive Plan. See ?Executive Compensation-Employment and Consulting Agreements? and ?Senior Management Incentive Plan.?

Certain Reports

         No person (?a Reporting Person?) who during the fiscal year ended December 31, 1997 was a Director, Officer, or beneficial owner of more than ten percent of the Company's Common Stock [which is the only class of securities of the Company registered under Section 12 of the Securities Exchange Act of 1934 (the ?Exchange Act?)], failed to file on a timely basis reports required by
Section 16 of the Exchange Act during the most recent fiscal year or prior years, except that European Ventures Corp. has not filed a Form 4 reflecting the sale of share of Common Stock during 1998. The foregoing is based solely upon a review by the Company of (i) Forms 3 and 4 filed during the most recent fiscal year by the Company in accordance with Rule 16a-3 under the Exchange Act; and
(ii) any representation received by the Company from any reporting person that no Form 5 is required, except as otherwise described herein.

         It is expected that the following will be considered at the meeting and that action will be taken thereon:

                            I. ELECTION OF DIRECTORS

         The Board of Directors currently consists of four members elected for a term of one year or until their successors are duly elected and qualified. An affirmative vote of a plurality of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote thereon is required to reelect the current Directors. All proxies received by the Board of Directors will be voted for the election as Directors of the nominees listed below if no direction to the contrary is given. In the event any nominee is unable to serve, the proxy solicited hereby may be voted, in the discretion of the proxy, for the election of another person in his stead. The Board of Directors knows of no reason to anticipate this will occur.

         The following table sets forth, as of September 28, 1998, the four nominees for election as Directors of the Company:

                                            Position with Company;                                       Director
Name                                        Principal Occupation and Age                                 Since

Harold Rashbaum                             President, CEO, and Director; 71                             1996

Robert DiMilia                              Vice President, Secretary and                                1997
                                            Director; 52

Alain A. Le Guillou, M.D.                   Director; 41                                                 1996

James B. Frakes                             Director; 41                                                 1998


     The Directors of the Company are elected annually by the stockholders, and the Officers of the Company are appointed annually by the Board of Directors. Vacancies on the Board of Directors may be filled by the remaining Directors. Each current Director and Officer will hold office until the next Annual Meeting of stockholders or until his successor is elected and qualified. All outside Directors receive a Director?s fee of $1,000 per month for participation as a Director. The Company does not have key man insurance on the lives of any of its Officers or Directors. The Company?s audit committee is comprised of James Frakes, Alain A. Le Guillou, M.D. and Harold Rashbaum.

     Harold Rashbaum has been a Director of the Company since 1996. He has been the President and Chief Executive Officer of the Company since January 1997. He was elected President and Chief Executive Officer when Robert Melillo, former President and Chief Executive Officer, resigned. From May 1996 to January 1997, Mr. Rashbaum served as Secretary and Treasurer of the Company. From May 1996 until October 1997, Mr. Rashbaum served as the Secretary, Treasurer, and a Director of D.L. Productions, Inc. (?DLP?), the production company for the Dirty Laundry movie: he became President of DLP in January 1997. DLP voluntarily dissolved in October 1997 after completion of the movie. Since February 1996, Mr. Rashbaum has also been the President and a Director of H.B.R. Consultant Sales Corp. (?HBR?), a company of which his wife is the sole stockholder. Mr. Rashbaum has been a consultant to Play Co., a wholesaler and retailer of children?s toys, since July 1995. He became Chairman of the Board of Play Co. in September 1996. Prior thereto, from February 1992 to June 1995, Mr. Rashbaum was a consultant to 47th Street Photo, Inc., an electronics retailer. Mr. Rashbaum held this position at the request of the bankruptcy court during the time 47th Street Photo, Inc. was in Chapter 11. From January 1991 to February 1992, Mr. Rashbaum was a consultant for National Wholesale Liquidators, Inc., a major retailer of household goods and housewares.

     Robert DiMilia has been a Director, Vice President, and Secretary of the Company since January 10, 1997. Prior thereto, he was a consultant to the Company with respect to the production of Dirty Laundry, the Company?s first motion picture. From March 1995 to May 1996, Mr. DiMilia was a media and marketing consultant in the film industry working on a variety of projects. From 1991 to 1994, Mr. DiMilia was a Vice President for the Bon Bon Group, a national payroll/accounting entertainment service corporation.

     Alain A. Le Guillou, M.D. has been a Director of the Company since May 1996. Since July 1995, Dr. Guillou has been a doctor of pediatrics at Montefiore Medical Group. From July 1992 to June 1995, Dr. Guillou was a pediatric resident at the University of Minnesota, Gillette Hospital, St. Paul, Minnesota. From July 1991 to June 1992, Dr. Guillou was an intern at Montefiore Medical Center, Bronx, New York. Dr. Guillou is the son-in-law of Harold Rashbaum.

     James B. Frakes has been a Director of the Company since January 1998. Mr. Frakes was elected Chief Financial Officer of Play Co. in June 1997 and was appointed as a Director of Play Co. to fill an existing vacancy in August 1997. Prior thereto, from June 1990 to March 1997, Mr. Frakes was Chief Financial Officer of Urethane Technologies, Inc. (?UTI?) and two of its subsidiaries:
Polymer Development Laboratories, Inc. (?PDL?) and BMC Acquisition, Inc. These were specialty chemical companies which focused on the polyurethane segment of the plastics industry. Mr. Frakes was also Vice President and a Director of UTI during this period. In March 1997, three unsecured creditors of PDL filed a petition for the involuntary bankruptcy of PDL. This matter is pending before the United States Bankruptcy Court, Central District of California. In 1980, Mr. Frakes obtained a Masters in Business Administration from University of Southern California. He obtained his Bachelor of Arts degree in history from Stanford University from which he graduated with honors in 1978.

     The Company has agreed to indemnify its Officers and Directors with respect to certain liabilities including liabilities which may arise under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Directors, Officers, and controlling persons of the Company pursuant to any charter, provision, by-law, contract, arrangement, statute, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a Director, Officer, or controlling person of the Company in the successful defense of any such action, suit, or proceeding) is asserted by such Director, Officer, or controlling person of the Company in connection with the Securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act. The Company will be governed by the final adjudication of such issue.

Board Meetings, Committees and Compensation

     During the fiscal year ended December 31, 1997, no meetings of the Board of Directors were held; rather, in lieu of same, actions were taken on seven (7) occasions by unanimous written consent of the Board of Directors. Thus far during fiscal 1998, the Company has held no meetings of the Board of Directors; rather, in lieu of same, actions were taken on ten (10) occasions by unanimous written consent of the Board of Directors. The Company does not pay its Directors for attendance at Board of Directors meetings or committee meetings.

EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

         The following provides certain information concerning all Plan and Non-Plan (as defined in Item 402 (a)(ii) of Regulation S-B) compensation awarded to, earned by, paid by the Company during the periods ended December 31, 1995, 1996, and 1997 to each of the named executive officers of the Company.


                           Summary Compensation Table

====================================================================================================================================
                                                                         Securities Underlying
   Name and Principal Position                                           Options/Sars (#)           Restricted        All Other
   ---------------------------                                                                      Stock Award(s)    Compensation
                                        Year         Salary ($)
------------------------------------------------------------------------------------------------------------------------------------

Harold Rashbaum
Chief Executive Officer                  1997(1)           147,000       33,333(2)                   --                        --
and President                            1996(1)            26,000       --                         100,000(3)                 --
------------------------------------------------------------------------------------------------------------------------------------

Robert DiMilia                              1997            81,000       16,667(2)                   --                        --
Vice President and Secretary             1996(4)                --       --                          --                        --
====================================================================================================================================

     Commenced employment in May 1996. At the closing of the Company?s initial public offering H.B.R. Consulting Sales, Corp., a company controlled by Mr. Rashbaum and owned by his wife received 7,500 shares of Common Stock and a consulting fee of $40,000. Includes options to purchase shares of Common Stock issued in March 1997 under the Company?s Senior Management Incentive Plan. See ?Senior Management Incentive Plan?. Includes 16,667 shares issued under the Senior Management Incentive Plan in June 1996, subject to a two year vesting schedule. The shares were valued on issuance at $100,000. See ?Senior Management Incentive Plan?.

Commenced employment in January 1997.

Stock Options

     The following table sets forth certain information concerning the grant of stock options made during the year ended December 31, 1997 under the Company's Senior Management Incentive Plan.

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR
                               (Individual Grants)

------------------------------------------------------------------------------------------------------------------------------------
             (a)                           (b)                      (c)                     (d)                      (e)
                                                                 % of Total
                              # of Securities underlying         Options/SAR's
                                      Options/SAR's               Granted to              Exercise or
                                       Granted (1)               Employees in         Base Price ($/SH) (2)
             Name                                                 Fiscal Year                                 Expiration Date
------------------------------------------------------------------------------------------------------------------------------------
       Harold Rashbaum                   33,333                     67%                    $5.125               March 14, 2002
        Robert DiMilia                   16,667                     33%                    $5.125               March 14, 2002
====================================================================================================================================
-------------

     Represents incentive stock options granted under the Company's Senior Management Incentive Plan. Options granted under the Management Plan are intended to qualify as incentive stock options under the Internal Revenue Code of 1986, as amended. Under the terms of the Management Plan, the option price per share may not be less than the fair market value of the Company's shares on the date the option is granted. However, options granted to persons owning more than 10% of the Company's Common Stock may not have a term in excess of five years and may not have an option price of less than 110% of the fair market value per share of the Company's shares on the date the option is granted. On March 10, 1998, the Board of Directors approved a revision of the terms of the options granted to Harold Rashbaum and Robert DiMilia. The exercise price was changed to $2.93. In accordance with the February 1998 one for three reverse split of the Company?s Common Stock, the number of shares underlying the options was decreased to 33,333 and 16,667 for Mr. Rashbaum and Mr. DiMilia, respectively.

         The following table contains information with respect to employees of the Company concerning options held as of December 31, 1997.

                AGGREGATE OPTION/SAR EXERCISE IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

====================================================================================================================================
           (a)                       (b)                   (c)                       (d)                            (e)
------------------------------------------------------------------------------------------------------------------------------------
                                                                            Number of                         Value of Unexercised
                                                                        Unexercised Options/SAR's             In-The-Money
                                   Shares                                  at FY-End                     Options/SAR?s at FY-End ($)
                              Acquired on Exercise (#)    Value            Exercisable                        Exercisable/
           Name                                        Realized($)         Unexercisable/                     (Unexercisable /
------------------------------------------------------------------------------------------------------------------------------------
Harold Rashbaum                       0                     0                    33,333/0 (1)                     0/0 (2)
Robert DiMilia                        0                     0                    16,667/0 (1)                     0/0 (2)
====================================================================================================================================


(footnotes from previous page)


On March 10, 1998, the Board of Directors approved a revision of the terms of the options granted to Harold Rashbaum and Robert DiMilia. The exercise price was changed to $2.93. In accordance with the February reverse split of the Company?s Common Stock, the number of shares underlying the options was decreased to 33,333 and 16,667 for Mr. Rashbaum and Mr. DiMilia, respectively.
(1) The closing price on December 31, 1997 was $0.47 per pre-split share. Therefore the options had no value.


Employment and Consulting Agreements

         Prior to Harold Rashbaum becoming an officer and director of the Company, he provided consulting to the Company through H.B.R. Consultant Sales Corp., ("HBR"), a Company of which he is an officer and director and of which his wife is the sole stockholder. HBR entered into an oral consulting agreement with the Company whereby, it will receive 5% of the net profits of the Dirty Laundry motion picture received by the Company. In addition, HBR received $40,000 and 7,500 shares of the Company's Common Stock at the closing of the Company?s initial public offering. From October 1996 until March 1997, Mr.
Rashbaum received a salary of $104,000 per annum for being an officer and director of the Company. In March 1997 Mr. Rashbaum?s salary was raised to $156,000 per annum. In addition, Mr. Rashbaum received 50,000 shares of Common Stock under the Company's Senior Management Incentive Plan which shares vest at the rate of 25,000 shares on each of June 1997 and 1998. Pursuant to the restricted share agreement the shares only vest if Mr. Rashbaum continues to provide services to the Company. Shares not vested shall be returned to the Company's treasury. In March 1997, the Company granted Mr. Rashbaum as chief executive officer an option to purchase 100,000 shares at $5 1/8 per share, pursuant to the Company?s Senior Management Incentive Plan. The terms of this option were revised subsequent to the February 1998 reverse split of the Company?s Common Stock. See ?Executive Compensation?.

         Dan Stone entered into a two year consulting agreement with BWI as of January 1996, pursuant to which he oversees the operation of BWI in return for a yearly consulting fee of $100,000. Mr. Stone received $50,000 from the proceeds of the Company?s initial public offering, as payment in advance of half of the 1997 consulting fee, the balance of which was paid in weekly installments. On January 1, 1998, the term of the consulting agreement expired and Mr. Stone?s relationship with the company was terminated.

         In November 1997, BWI entered into three year employment agreements with each of Malcolm Becker and Michael Friedland. The agreements provided for a salary of $110,000 for the term of employment and the receipt of shares of the Company?s Common Stock in each year of the agreements. The number of shares of the Common Stock shall be equal to a Market Value (as hereinafter defined) of $25,000 on the date of issuance, subject to a vesting schedule, whereby 1/2 vest in each of November and May. In November 1997, 7,222 shares were issued to each of Messrs. Becker and Friedland, subject to vesting. The shares vest pursuant to restricted share agreements. ?Market Value? means the average of the closing bid and asked prices for a share of Common Stock for a period of 30 days ending five days prior to the date of issuance, as officially reported by the principal securities exchange on which the Common Stock is quoted. The agreements include non-disclosure and non-compete clauses. The agreements were amended as of January 1, 1998, whereby the salaries of Messrs. Becker and Friedland were amended to $60,000 and $130,000, respectively, all other terms remaining.

Senior Management Incentive Plan

         In May 1996, the Board of Directors adopted the Senior Management Incentive Plan (the "Management Plan") which was adopted by stockholder consent. The Management Plan provides for the issuance of up to 250,000 shares of the Corporation's Common Stock in connection with the issuance of stock options and other stock purchase rights to Executive Officers and other key employees and consultants.

         The Management Plan was adopted to provide the Board of Directors with sufficient flexibility regarding the forms of incentive compensation which the Corporation will have at its disposal for rewarding Executive Officers, employees, and consultants of the Corporation (or a subsidiary of the Corporation) who render significant services to the Corporation. It is intended that this purpose will be effected through the issuance of (i) incentive stock rights, (ii) stock options, (iii) stock appreciation rights (iv) limited stock appreciation rights and (v) restricted shares (collectively, such options, rights and restricted shares are referred to herein as "Awards"). The Management Plan provides equity ownership, or the right to acquire equity ownership, in the Corporation through the grant of stock options and other rights pursuant to the Management Plan to enable the Corporation to attract and retain qualified personnel without unnecessarily depleting the Corporation's cash reserves. The Management Plan is designed to augment the Corporation's existing compensation programs and is intended to enable the Corporation to offer a personal interest in the Corporation's growth and success through awards of either shares of Common Stock or rights to acquire shares of Common Stock to individuals who provide significant services to the Corporation.

         The Management Plan is intended to help the Corporation attract and retain key executive management personnel whose performance is expected to have a substantial impact on the Corporation's long-term profit and growth potential by encouraging and assisting those persons to acquire equity in the Corporation. It is contemplated that only employees who perform services of special importance to the Corporation will be eligible to participate under the Management Plan. It is anticipated that awards made under the Management Plan will be subject to vesting periods, although the vesting periods are subject to the discretion of the Board or an administrator of the Management Plan.

         In March 1997, the Company granted options to purchase 100,000 and 50,000 pre-split shares of Common Stock to Harold Rashbaum and Robert DiMilia respectively, at $5.125 per share, 100% of the market price on the date of grant. In March 1998, the exercise price was decreased to $2.93 and pursuant to the February 1998 one for three reverse split of the Company?s Common Stock, the number of shares was reduced to 33,333 and 16,667, respectively. See ?Certain Relationships and Related Transactions?.


Non-Executive Director Stock Option Plan

         In June 1997 the shareholders adopted the Corporation?s Non-Executive Director Stock Option Plan (the ?Director?s Plan?). The Director?s Plan provides for the grant of stock options as a means of attracting and retaining highly qualified independent Directors for the Corporation. The only persons eligible to participate in the Director?s Plan are Directors who are not employees of the Corporation and who have within the past fiscal year, neither received any equity securities of the Corporation under any plan of the Corporation, nor been an employee of the Corporation nor otherwise been eligible to receive equity securities under any plan of the Corporation (the ?Eligible Directors?).

         The  Corporation   currently  has  one  Eligible   Director  under  the
Director?s Plan, Dr. Le Guillou. Grants under this plan shall have exercise prices equal to the market price on the date of grant.

         The Director?s Plan provides that each Eligible Director automatically receives an option to purchase up to 5,000 shares of Common Stock immediately on January 1 of each year in which the Director has been a member of the Board for a continuous 12 month period. No options under this plan have been granted to date. The first options will be granted to Dr. Le Guillou in January 1999 if he remains a member of the board.

         All options granted under the Director?s Plan are to be evidenced by written option agreements or confirming memoranda, each of which must be consistent with the Director?s Plan but which may otherwise contain such additional or unique features as the Corporation determines. Options granted under the Director?s Plan are not transferable. Options granted under the Director?s Plan vest and become exercisable upon issuance. No more than 150,000 shares of Common Stock may be issued upon exercise of options granted under the Director?s Plan. The number of shares of Common Stock available to individual optionees or under the Director?s Plan in general, as well as the number of shares for which issued or unissued options may be exercised, and the exercise price per share of such options, will be proportionately adjusted to reflect stock splits, stock dividends, and similar capital stock transactions.

         The Director?s Plan will be administered by the Corporation by two Officers who are also Directors but who are not eligible under the plan. These Officers will have the power to discontinue, suspend, or amend the Director?s Plan in any manner, except that the Corporation may not alter the Director?s Plan or exercise any discretion with respect to persons eligible to receive grants of options, the number of shares of Common Stock subject to options, the timing of such grants, the exercise price of options, or the final date upon which options may be granted. Options may be granted under the Director?s Plan until January 1, 2007.

         The Board of Directors recommends that you vote "FOR" the nominees for Directors.

            II. TO VOTE ON THE PROPOSAL TO AUTHORIZE THE OFFERING OF
             UP TO ONE MILLION SHARES OF THE COMPANY'S COMMON STOCK
                             IN A PRIVATE PLACEMENT

         The Company has decided to undertake to raise additional capital in a private offering of its shares of Common Stock. The use of the proceeds of the offering are to enable the Company to continue the implementation of its business plan by funding the expansion of the operations of its subsidiary, BWI and to fund the production and marketing of additional films, of which the Company may seek to fund films in progress which required additional financing. The Company shall offer the shares at not less then a 10% premium to the closing bid price at the time of sale.

     The affirmative vote of the holders of a majority of the shares of the Company's Common Stock issued and outstanding on the record date is required to approve this proposal. The Directors and Officers of the Company and other principal shareholders owning of record, beneficially, directly and indirectly, an aggregate of 980,350 shares of the Company's Common Stock constituting approximately 36.5% of such shares outstanding on the record date, have agreed to vote in favor of approval of this proposal. The Board of Directors recommends that you vote "FOR" this Proposal.

    III. PROPOSAL TO AUTHORIZE THE COMPANY'S SUBSIDIARY, BREAKING WAVES, INC.
 TO AUTHORIZE THE PURCHASE OF UP TO ONE MILLION FOUR HUNDRED THOUSAND SHARES OF PLAY CO.'S COMMON STOCK PURSUANT TO THE TERMS OF THE PURCHASE OPTION INCLUDED IN
                   THE SALES AGREEMENT BETWEEN THE COMPANIES.

         Pursuant to the terms of a sales agreement (the "Agreement") entered into September 30, 1998 by and between the Company's subsidiary, BWI, and Play Co., BWI was granted the right to purchase, at any time during the term of the Agreement, an aggregate of 1,400,000 shares of Play Co. common stock, par value $.01 per share, at an exercise price equal to a 50% discount of the closing bid price for a share of common stock, as reported by the Over-the-Counter Bulletin Board (?OTC BB?), on each date on which BWI submits to Play Co. its election to exercise its right.

         For the past two swimwear season Play Co. has been test marketing BWI's swimwear at certain retail locations, which Play Co. has determined has been successful. Play Co. now desires to expand its sale of BWI's swimwear to most of its locations and therefore desires an agreement with BWI. Play Co. currently has 21 locations and estimates that it will have 35 locations by the end of calendar 1999. The Agreement was reviewed by the Company's audit committee, which is comprised of Harold Rashbaum, the President of the Company and Chairman of the board of Play Co.; James Frakes, a member of the Company's board and Play Co.'s Chief Financial Officer and Alain A. Le Guillou, M.D., a member of the board and son-in-law of Harold Rashbaum. The audit committee found that due to the conflicts of interest between the related parties that it would be in the best interests of the Company's shareholders to put the issue of the exercise of the purchase option in accordance with the Agreement to a vote of the Company's stockholders. The Company anticipates that the shares would be purchased by BWI from funds generated from its operations.

         Notwithstanding, the audit committee did review Play Co.'s financial condition, its credit lines, its customer relations and it ongoing business plan. The committee assessed that the business terms of the Sales Agreement are no more than what could be expected in an arms length transaction, and beneficial to the operations of the Company and its subsidiary. The committee found that the stock purchase option is a beneficial additional term to the Agreement providing the Company and its subsidiary BWI with an option to purchase a substantial interest in Play Co., a company that is expanding and growing and potentially could be a long term retail partner for the Company and BWI. The Company believes that an investment in Play Co. is a good decision at this time as the shares of Play Co.'s common stock is at a low level, notwithstanding the continued improvement in its operations and financial condition as well as its country wide expansion and growth plans.

         The Company did submit a proposal to Nasdaq for a determination as to whether shareholder approval with respect to the Agreement and the purchase option therein would be required by the Nasdaq Stock Market Marketplace Rules, and Nasdaq determined that such approval was not required. Nasdaq did, however, recommend that the proposal be put before the shareholders for vote thereon. The Company agreed with Nasdaq and is therefore submitting this proposal before its stockholders.

         In the event the proposal is not approved by the shareholders, the Company shall not authorize BWI to purchase shares of Play Co.'s common stock, and that portion, exclusively, of the Agreement shall be stricken from the Agreement, with all other provisions remaining in full force and effect therein.

         The affirmative vote of the holders of a majority of the shares of the Company's Common Stock issued and outstanding on the record date is required to approve this proposal. The Directors and Officers of the Company and other principal shareholders owning of record, beneficially, directly and indirectly, an aggregate of 980,350 shares of the Company's Common Stock constituting approximately 36.5% of such shares outstanding on the record date, have agreed to vote in favor of approval of this proposal. The Board of Directors recommends that you vote "FOR" this Proposal.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The Company entered into a two year consulting agreement with Dan Stone, the former president and majority stockholder of BWI, as of January 1996, pursuant to which he oversaw the operation of BWI in return for a yearly consulting fee of $100,000. On January 1, 1998, the term of the consulting agreement expired and Mr. Stone?s relationship with the company was terminated.

         In June 1996, the Company issued 16,667 shares of Common Stock to Robert Melillo, the former chief executive officer, president and director of the Company under the Company senior management incentive plan. The shares were to vest at the rate of 8,333 in each of June 1997 and 1998. On January 10, 1997, Mr. Melillo resigned and agreed to return 8,333 shares to the Company. Mr. Melillo failed to comply with the terms of his resignation, therefore, all 16,667 shares have been cancelled.

         Prior to Harold Rashbaum becoming an officer and director of the Company, commencing in March 1996 he provided consulting to the Company through H.B.R. Consultant Sales Corp., ("HBR"), a Company of which he is an officer and director and of which his wife is the sole stockholder. HBR entered into an oral consulting agreement with the Company whereby it will receive 5% of the net profits of the Motion Picture received by the Company. In addition, HBR received $40,000 and 2,500 shares of the Company's Common Stock from the Company at the closing of the Acquisition. In June 1996 Mr. Rashbaum received 16,667 shares of Common Stock under the Company's Senior Management Incentive Plan which shares vest at the rate of 8,333 shares on each of June 1997 and 1998.

     In March 1997, Harold Rashbaum and Bob DiMilia were granted options to purchase shares of the Company?s Common Stock pursuant to the Company?s Senior Management Incentive Plan. Mr. Rashbaum was granted an option to purchase 33,333 shares of Common Stock and Mr. DiMilia was granted an option to purchase 16,666 shares of Common Stock. All of the options are exercisable at the closing bid price of March 14, 1997, the day of the grant ($5 1/8). The terms of these options were revised subsequent to the February 1998 reverse split of the Company?s Common Stock. The revised terms, as approved by the Board of Directors on March 10, 1998, provide for a reduction in the exercise price to $2.93.

         The Company has consummated the raising of approximately $750,000 in additional equity. In February 1998, the Company completed a private placement of 300,000 shares of its Common Stock at a price of $.65 per share raising approximately $195,000. In April 1998, the Company completed a private placement of 350,000 shares of the Company's Common Stock at a price of $1.60 per share raising approximately $560,000. In the February 1998 offering American Telecom Corporation, a company of which Ilan Arbel, the son-in-law of Harold Rashbaum, is President, Secretary, and a Director, purchased 100,000 shares.

     See ?Executive Compensation-Employment and Consulting Agreements? for a discussion of the Company?s employment and consulting arrangements.

                              FINANCIAL INFORMATION

         A copy of the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997 shall be furnished without the accompanying Exhibits to stockholders, without charge, upon written request therefor sent to Robert DiMilia, Secretary, Hollywood Productions, Inc., 14 East 60th Street, Suite 402, New York, New York 10022.

                               IV. OTHER BUSINESS

     As of the date of this proxy statement, the only business which the Board of Directors intends to present and knows that others will present at the Annual Meeting is that herein set forth. If any other matter is properly brought before the Annual Meeting or any adjournments thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their judgment.

Shareholder Proposals

         Proposals of shareholders intended to be presented at the Company's 1999 Annual Meeting of Shareholders must be received by the Company on or prior to June 18, 1999 to be eligible for inclusion in the Company's proxy statement and form of proxy to be used in connection with the 1999 Annual Meeting of Shareholders.


                                             By Order of the Board of Directors,

                                                                  Robert DiMilia
                                                                       Secretary

October 21, 1998


WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE AND RETURN YOUR PROXY PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF IT IS MAILED IN THE UNITED STATES.